Exhibit 28(i)

Reed Smith LLP
Reed Smith Center
285 Fifth Avenue
Suite 1200
Pittsburgh, PA 15222
412.288.3131
Fax 412.288.3063

March 7, 2013

The Trustees of the
Shelton Funds
44 Montgomery Street, Suite 2100
San Francisco, California 94104

Ladies and Gentlemen:

As counsel to the Shelton Funds (the “Trust”) we have reviewed the appropriate documents relating to the organization of the Shelton Green Alpha Fund, a series of the Trust, its registration under the Investment Company Act of 1940, and the registration of its securities on Form N-1A under the Securities Act of 1933. Specifically, we have examined and are familiar with the Declaration of Trust dated August 2, 2008 (“Declaration”), the Bylaws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1.	The Trust is duly organized and validly existing pursuant to the Declaration.

2.
The Shares which are currently being registered by Form N-1A may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form N-1A referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,
/s/ Reed Smith LLP